Exhibit 23.5

December 19, 2014

Camac Energy Inc.

1330 Post Oak Boulevard

Suite 2550

Houston, Texas 77056

Ladies and Gentlemen:

We hereby consent to (a) the references to DeGolyer and MacNaughton contained under the section “Experts” in the Form S-3 (the “Registration Statement”) of CAMAC Energy Inc. (the “Company”) to be filed on or about December 19, 2014, with the United States Securities and Exchange Commission, and (b) the incorporation by reference into the Registration Statement of our third-party letter report dated December 5, 2014, containing our opinion on the proved reserves as of January 1, 2014, attributable to the interest owned by the Company in the Oyo field, offshore Nigeria included in the Company’s Current Report on Form 8-K filed on December 19, 2014.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716